Exhibit 99.1

Polaris First Quarter 2021 Earnings Results

Financial and Operational Highlights

First quarter reported and adjusted sales increased 39% to $1,951 million

First quarter reported net income was $2.11 per share; adjusted net income for the same period was $2.30 per share

Gross profit margin, reported and adjusted, for the first quarter was 24.6% and 24.7%, up 378 basis and 352 basis points over the prior year, respectively. The increase was primarily due to lower promotional costs, partially offset by costs related to supplier constraints

North American retail sales increased 70% for the quarter compared to last year driven by broad-based strength across the business

Market share improved for all segments during the quarter; ORV, snowmobiles, motorcycles and boats

Polaris repurchased approximately 2.5 million shares of Polaris stock during the quarter for $299.1 million

Polaris increased its full year 2021 sales and earnings guidance and now expects earnings to be in the range of $9.00 to $9.25 per diluted share. Full year 2021 adjusted sales is now expected to be up 18% to 21% over the prior year

MINNEAPOLIS--(BUSINESS WIRE)--April 27, 2021--Polaris Inc. (NYSE: PII):

Key Financial Data

(in millions, except per share data)
INCOME STATEMENT - Q1 March 31, 2021	Reported	YOY % Chg.	Adjusted*	YOY % Chg.
Sales	$1,951.1	39%	$1,951.1	39%
Net income attributable to Polaris	$134.1	NM	$145.6	NM
Diluted EPS	$2.11	NM	$2.30	NM

BALANCE SHEET - March 31, 2021	Reported	YOY % Chg.
Cash and cash equivalents	$432.4	2%
Inventories, net	$1,339.9	9%
Total debt, finance lease obligations and notes payable	$1,433.8	(34)%
Shareholders' equity	$1,059.4	6%

CASH FLOW - YTD Q1 March 31, 2021	Reported	YOY % Chg.
Net cash provided by operating activities	$56.0	NM
Purchase of property & equipment	$45.4	(3)%
Repurchase and retirement of common shares	$299.1	NM
Cash dividends to shareholders	$38.6	2%

NM = Not meaningful

*Note: the results and guidance in this release, including the highlights above, include references to non-GAAP operating measures, which are identified by the word “adjusted” preceding the measure. A reconciliation of GAAP / non-GAAP measures can be found at the end of this release.

CEO Commentary

The strength of our brands and the agility and dedication of the global Polaris team were on full display yet again this quarter, building on our incredible momentum from 2020 and delivering results that exceeded our expectations. Despite pandemic-related supply chain constraints, logistical challenges, and North American weather-related disruptions, sales across our business grew double-digits as we leveraged our capabilities and scale as the industry leader in powersports to deliver for our customers and dealers. Industry-leading innovation remains core to who we are, which was evident by the introduction of over 40 new or limited edition models during the quarter, including 22 new snowmobiles and a new turbo charged engine, 15 new and limited edition ORV models and three all-new Indian Chief motorcycles celebrating 100 years of one of the most historic and influential motorcycles of all time. We also announced plans to launch an all-new full-size electric RANGER by year-end, which further positions us to be the leader in powersports electrification. We will continue to swiftly navigate the challenges that may present themselves in the coming quarters, while positioning Polaris for long-term growth and value-creation for all our stakeholders.

-- Mike Speetzen, Interim Chief Executive Officer of Polaris Inc.

First Quarter Performance Summary (Reported)

(in millions, except per share data)	Three months ended March 31,
	2021	2020	Change
Sales	$1,951.1	$1,405.2	39%
Gross profit	480.5	292.9	64%
% of Sales	24.6%	20.8%	+378 bpts
Total operating expenses	312.5	307.1	2%
% of Sales	16.0%	21.9%	-584 bpts
Income from financial services	16.2	19.7	(18)%
% of Sales	0.8%	1.4%	-58 bpts
Operating income	184.2	5.5	NM
% of Sales	9.4%	0.4%	+905 bpts
Net income (loss) attributable to Polaris	134.1	(5.4)	NM
% of Sales	6.9%	(0.4)%	+725 bpts
Diluted net income (loss) per share	$2.11	$(0.09)	NM

NM = Not meaningful

Polaris Inc. (NYSE: PII) (the "Company") today released first quarter 2021 results with reported sales of $1,951 million, up 39 percent from reported sales of $1,405 million for the first quarter of 2020. The Company reported first quarter 2021 net income of $134 million, or $2.11 per diluted share, compared with a net loss of $5 million, or $(0.09) per diluted share, for the 2020 first quarter. Adjusted net income for the quarter ended March 31, 2021 was $146 million, or $2.30 per diluted share compared to $14 million, or $0.22 per diluted share in the 2020 first quarter.

Retail demand and industry tailwinds continued to be strong during the quarter driving higher Company performance as both new and existing customer growth accelerated across all segments and regions of the Company.

Gross profit increased 64 percent to $481 million for the first quarter of 2021 from $293 million in the first quarter of 2020. Reported gross profit margin was 24.6 percent of sales for the first quarter of 2021, up 378 basis points compared to 20.8 percent of sales for the first quarter of 2020. The improvement in gross profit was driven primarily by higher volumes and lower promotional costs during the quarter, partially offset by higher logistical costs and plant inefficiencies related to the supply-chain constraints. Adjusted gross profit for the first quarter 2021 was $483 million, or 24.7 percent of adjusted sales compared to the first quarter of 2020 adjusted gross profit of $298 million, or 21.2 percent of sales. Adjusted gross profit for the first quarter of 2021 and 2020 excludes the negative impact of $2 million and $5 million of restructuring and realignment costs, respectively.

Operating expenses increased two percent for the first quarter of 2021 to $313 million from $307 million in the same period in 2020. Operating expenses were higher due to an increase in administrative expenses.

Income from financial services was $16 million for the first quarter of 2021, down 18 percent compared with $20 million for the first quarter of 2020. The decrease was primarily the result of a decrease in wholesale financing income during the quarter due to lower dealer inventory levels.

Non-Operating Expenses (Reported)

(in millions)	Three months ended March 31,
	2021	2020	Change
Interest expense	$11.5	$16.2	(29)%
Other (income) expense, net	$(2.5)	$0.9	NM
Provision for income taxes	$41.0	$(6.2)	NM

NM = Not meaningful

Interest expense was $12 million for the first quarter of 2021 compared to $16 million for the same period last year primarily due to lower debt levels.

Other (income) expense, net, was $3 million of income in the first quarter of 2021 compared to $1 million of expense in the first quarter of 2020. Other (income) expense is the result of currency exchange rate movements and the corresponding effects on currency transactions related to the Company’s international subsidiaries.

The provision for income taxes for the first quarter of 2021 was $41 million, or 23.4 percent of pretax income, compared with a tax benefit of $6 million, or 53.8 percent of pretax loss, for the first quarter of 2020. The decrease in the effective income tax rate is primarily due to the impact of favorable excess tax benefits related to share-based compensation on pretax income in the first quarter of 2021 as compared to the tax benefit from the pretax loss and the release of tax reserves due to the expiration of certain statutes of limitations in the first quarter of 2020.

Product Segment Highlights (Reported)

(in millions)	Sales			Gross Profit
	Q1 2021	Q1 2020	Change	Q1 2021	Q1 2020	Change
Off-Road Vehicles / Snowmobiles	$1,232.2	$823.7	50%	$327.4	$201.7	62%
Motorcycles	$165.6	$126.6	31%	$8.0	$(1.0)	NM
Global Adjacent Markets	$124.8	$98.3	27%	$32.9	$26.9	22%
Aftermarket	$229.8	$202.1	14%	$61.3	$46.3	32%
Boats	$198.7	$154.5	29%	$46.4	$29.7	56%

NM = Not meaningful

Off-Road Vehicles (“ORV”) and Snowmobiles segment sales, including PG&A, totaled $1,232 million for the first quarter of 2021, up 50 percent compared to $824 million for the first quarter of 2020 driven by broad based strength across ATVs, side-by-sides and Snowmobile sales. PG&A sales for ORV and Snowmobiles combined increased 51 percent in the first quarter of 2021 compared to the first quarter last year. Gross profit increased 62 percent to $327 million in the first quarter of 2021, compared to $202 million in the first quarter of 2020. Gross profit percentage increased 208 basis points during the 2021 first quarter compared to the prior year due to strong retail demand driving lower promotional and floor-plan finance spending, partially offset by supply chain constraints.

ORV wholegood sales for the first quarter of 2021 increased 39 percent. Polaris North American ORV retail sales increased approximately 80 percent for the quarter with side-by-side vehicles up high sixty percent and ATV vehicles up about 100 percent. The North American ORV industry was up about sixty percent compared to the first quarter last year.

Snowmobile wholegood sales in the first quarter of 2021 were $75 million compared to $6 million in the first quarter last year. Polaris snowmobile retail sales were up low-twenty percent during the first quarter of 2021 and up mid-twenty percent for the twelve-month season ending March 2021. North American industry retail was up mid-single digits percent for the first quarter and up mid-teens percent for the season ending March 2021.

Motorcycles segment sales, including PG&A, totaled $166 million, up 31 percent compared to the first quarter of 2020, driven primarily from increased sales of Slingshot, Indian Motorcycles, and related PG&A. Gross profit for the first quarter of 2021 was $8 million compared to a $1 million loss in the first quarter of 2020. The increase in gross profit margin was driven by volume and lower promotional costs offset somewhat by increased costs from supply chain constraints and negative product mix.

North American consumer retail sales for Indian Motorcycles increased low sixty percent during the first quarter of 2021 in a mid-to-heavy-weight two-wheel motorcycle industry that was up mid thirty percent. North American consumer retail sales for Polaris' motorcycle segment, including both Indian Motorcycle and Slingshot, increased low-seventies percent during the first quarter of 2021. North American consumer retail sales for the motorcycle industry including both two-wheel and three-wheel increased high thirties percent during the first quarter of 2021.

Global Adjacent Markets segment sales, including PG&A, increased 27 percent to $125 million in the 2021 first quarter compared to $98 million in the 2020 first quarter driven by increases in demand in North America and EMEA. Gross profit increased 22 percent to $33 million or 26.3 percent of sales in the first quarter of 2021, compared to $27 million or 27.4 percent of sales in the first quarter of 2020. Gross profit percentage decreased during the quarter primarily due to negative product mix offset somewhat by higher pricing.

Aftermarket segment sales of $230 million in the 2021 first quarter increased 14 percent compared to $202 million in the 2020 first quarter. Transamerican Auto Parts (TAP) sales of $193 million in the first quarter of 2021 increased nine percent compared to $177 million in the first quarter of 2020. The Company's other aftermarket brands sales were up 45 percent compared to the first quarter of 2020. Gross profit increased 32 percent to $61 million or 26.7 percent of sales in the first quarter of 2021, compared to $46 million or 22.9 percent of sales in the first quarter of 2020. Gross profit percentage improved during the quarter due to higher volume, improved product mix and higher pricing.

Boats segment sales increased 29 percent to $199 million in the 2021 first quarter compared to $155 million in the 2020 first quarter, driven by sales growth in all three brands, Bennington, Godfrey and Hurricane. Gross profit increased 56 percent to $46 million or 23.4 percent of sales in the first quarter of 2021, compared to $30 million or 19.2 percent of sales in the first quarter of 2020 due to increased volume and positive product mix partially offset by increased supply chain constraint costs.

Supplemental Data:

Parts, Garments, and Accessories (“PG&A”) sales increased 49 percent for the 2021 first quarter with all categories and business segments growing sales during the quarter.

International sales to customers outside of North America, including PG&A, totaled $288 million for the first quarter of 2021, up 59 percent from the same period in 2020. All regions realized significant sales increases year over year.

Financial Position and Cash Flow

(in millions)	Three months ended March 31,
	2021	2020	Change
Cash and cash equivalents	$432.4	$424.4	2%
Net cash provided by (used for) operating activities	$56.0	$(71.4)	NM
Repurchase and retirement of common shares	$299.1	$48.8	NM
Cash dividends to shareholders	$38.6	$38.0	2%
Total debt, finance lease obligations and notes payable	$1,433.8	$2,163.5	(34)%
Debt to Total Capital Ratio	58%	68%

NM = Not meaningful

2021 Business Outlook

Given the 2021 first quarter results, and the expected continued strong retail demand, the Company is increasing its full year sales and earnings guidance and now expects adjusted net income to be in the range of $9.00 to $9.25 per diluted share, compared with adjusted net income of $7.74 per diluted share for 2020 with full year 2021 sales now in the range of $8,300 to $8,500 million, up 18 to 21 percent.

Non-GAAP Financial Measures

This press release and our related earnings call contain certain non-GAAP financial measures, consisting of “adjusted" sales, gross profit, income before taxes, net income and net income per diluted share as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Earnings Conference Call and Webcast

Today at 9:00 AM (CT) Polaris Inc. will host a conference call and webcast to discuss the 2021 first quarter results released this morning. The call will be hosted by Mike Speetzen, Interim CEO; and Bob Mack, Interim CFO. The earnings presentation and link to the webcast will be posted on the Polaris Investor Relations website at ir.polaris.com. To listen to the conference call by phone, dial 1-877-883-0383 in the U.S., or 1-412-902-6506 internationally. The Conference ID is 1811884. A replay of the conference call will be available by accessing the same link on our website.

About Polaris

As the global leader in Powersports, Polaris Inc. (NYSE: PII) pioneers product breakthroughs and enriching experiences and services that have invited people to discover the joy of being outdoors since our founding in 1954. With annual 2020 sales of $7.0 billion, Polaris’ high-quality product line-up includes the Polaris RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; Sportsman® all-terrain off-road vehicles; Indian Motorcycle® mid-size and heavyweight motorcycles; Slingshot® moto-roadsters; snowmobiles; and deck, cruiser and pontoon boats, including industry-leading Bennington pontoons. Polaris enhances the riding experience with parts, garments, and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. www.polaris.com

Forward-looking Statements

Except for historical information contained herein, the matters set forth in this presentation, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the severity and duration of the COVID-19 pandemic and the resulting impact on the Company’s business, supply chain, and the global economy; the Company’s ability to successfully implement its manufacturing operations expansion and supply chain initiatives; the Company’s ability to successfully source necessary parts and materials and the ability of the Company to manufacture and deliver products to dealers to meet increasing demand and to bring dealer inventory levels back to optimal levels; the continuation of the increasing consumer demand for the Company’s products; product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; disruptions in manufacturing facilities; acquisition integration costs; product recalls and/or warranty expenses; product rework costs; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; freight and tariff costs (tariff relief or ability to mitigate tariffs); changes to international trade policies and agreements; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy; relationships with dealers and suppliers; and the general overall economic, social and political environment. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

The data source for retail sales figures included in this release is registration information provided by Polaris dealers in North America compiled by the Company or Company estimates and other industry data sources. The Company must rely on information that its dealers supply concerning retail sales, and other retail sales data sources related to Polaris and the powersports industry, and this information is subject to revision. Retail sales references to total Company retail sales includes only ORV, snowmobiles and motorcycles in North America unless otherwise noted. (summarized financial data follows)

CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In Millions, Except Per Share Data) (Unaudited)
	Three months ended March 31,
	2021	2020
Sales	$1,951.1	$1,405.2
Cost of sales	1,470.6	1,112.3
Gross profit	480.5	292.9
Operating expenses:
Selling and marketing	145.9	150.2
Research and development	79.5	78.4
General and administrative	87.1	78.5
Total operating expenses	312.5	307.1
Income from financial services	16.2	19.7
Operating income	184.2	5.5
Non-operating expense:
Interest expense	11.5	16.2
Other (income) expense, net	(2.5)	0.9
Income (loss) before income taxes	175.2	(11.6)
Provision for income taxes	41.0	(6.2)
Net income (loss)	134.2	(5.4)
Net (income) loss attributable to noncontrolling interest	(0.1)	—
Net income (loss) attributable to Polaris Inc.	$134.1	$(5.4)

Net income (loss) per share attributable to Polaris Inc. common shareholders:
Basic	$2.16	$(0.09)
Diluted	$2.11	$(0.09)
Weighted average shares outstanding:
Basic	62.0	61.9
Diluted	63.4	61.9

CONSOLIDATED BALANCE SHEETS
(In Millions), (Unaudited)
	March 31, 2021	March 31, 2020

Assets
Current assets:
Cash and cash equivalents	$432.4	$424.4
Trade receivables, net	237.2	167.9
Inventories, net	1,339.9	1,234.8
Prepaid expenses and other	123.2	112.2
Income taxes receivable	0.4	45.9
Total current assets	2,133.1	1,985.2
Property and equipment, net	879.0	886.1
Investment in finance affiliate	46.8	112.4
Deferred tax assets	158.6	90.9
Goodwill and other intangible assets, net	1,070.8	1,478.4
Operating lease assets	118.9	110.0
Other long-term assets	106.5	100.9
Total assets	$4,513.7	$4,763.9
Liabilities and Equity
Current liabilities:
Current portion of debt, finance lease obligations and notes payable	$142.1	$166.7
Accounts payable	869.1	556.1
Accrued expenses:
Compensation	148.8	79.2
Warranties	139.9	132.8
Sales promotions and incentives	111.9	186.5
Dealer holdback	95.4	121.1
Other	283.2	230.0
Current operating lease liabilities	33.6	36.9
Income taxes payable	32.9	3.7
Total current liabilities	1,856.9	1,513.0
Long-term income taxes payable	15.3	25.2
Finance lease obligations	13.6	14.3
Long-term debt	1,278.1	1,982.5
Deferred tax liabilities	4.3	3.4
Long-term operating lease liabilities	87.1	75.6
Other long-term liabilities	179.5	141.4
Total liabilities	$3,434.8	$3,755.4
Deferred compensation	17.9	6.7
Equity:
Total shareholders’ equity	1,059.4	1,001.6
Noncontrolling interest	1.6	0.2
Total equity	1,061.0	1,001.8
Total liabilities and equity	$4,513.7	$4,763.9

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions), (Unaudited)
	Three months ended March 31,
	2021	2020
Operating Activities:
Net income (loss)	$134.2	$(5.4)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	59.6	62.4
Noncash compensation	8.9	11.9
Noncash income from financial services	(2.6)	(7.8)
Deferred income taxes	19.1	0.8
Changes in operating assets and liabilities:
Trade receivables	14.2	18.0
Inventories	(169.7)	(121.5)
Accounts payable	90.7	106.3
Accrued expenses	(114.0)	(116.2)
Income taxes payable/receivable	15.6	(18.8)
Prepaid expenses and other, net	—	(1.1)
Net cash provided by (used for) operating activities	56.0	(71.4)

Investing Activities:
Purchase of property and equipment	(45.4)	(46.8)
Investment in finance affiliate, net	15.2	6.0
Net cash used for investing activities	(30.2)	(40.8)

Financing Activities:
Borrowings under debt arrangements / finance lease obligations	95.4	939.4
Repayments under debt arrangements / finance lease obligations	(111.3)	(469.2)
Repurchase and retirement of common shares	(299.1)	(48.8)
Cash dividends to shareholders	(38.6)	(38.0)
Proceeds from stock issuances under employee plans	129.3	2.3
Net cash provided by (used for) financing activities	(224.3)	385.7
Impact of currency exchange rates on cash balances	(4.3)	(4.9)

Net increase (decrease) in cash, cash equivalents and restricted cash	(202.8)	268.6
Cash, cash equivalents and restricted cash at beginning of period	657.5	196.3
Cash, cash equivalents and restricted cash at end of period	$454.7	$464.9

The following presents the classification of cash, cash equivalents and restricted cash within the consolidated balance sheets:
Cash and cash equivalents	$432.4	$424.4
Other long-term assets	22.3	40.5
Total	$454.7	$464.9

NON-GAAP RECONCILIATION OF RESULTS
(In Millions, Except Per Share Data), (Unaudited)
	Three months ended March 31,
	2021	2020
Sales	$1,951.1	$1,405.2
No adjustment	—	—
Adjusted sales	1,951.1	1,405.2

Gross profit	480.5	292.9
Restructuring & realignment (1)	2.2	5.3
Adjusted gross profit	482.7	298.2

Income before taxes	175.2	(11.6)
Restructuring & realignment (1)	2.2	11.8
Intangible amortization (2)	8.7	10.0
Class action litigation expenses (3)	4.2	3.2
Adjusted income before taxes	190.3	13.4

Net income attributable to Polaris Inc.	134.1	(5.4)
Restructuring & realignment (1)	1.7	9.0
Intangible amortization (2)	6.6	7.5
Class action litigation expenses (3)	3.2	2.5
Adjusted net income attributable to Polaris Inc. (4)	145.6	13.6

Diluted EPS attributable to Polaris Inc.	$2.11	$(0.09)
Restructuring & realignment (1)	0.03	0.15
Intangible amortization (2)	0.11	0.12
Class action litigation expenses (3)	0.05	0.04
Adjusted EPS attributable to Polaris Inc. (4)(5)	$2.30	$0.22

(1) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation
(2) Represents amortization expense for acquisition-related intangible assets
(3) Represents adjustments for class action litigation-related expenses
(4) The Company used its estimated statutory tax rate of 23.8% for the non-GAAP adjustments in 2021 and 2020, except for non-deductible items

(5) For the first quarter of 2020, the Company used 61.9 million and 62.6 million weighted average shares outstanding to determine Diluted EPS attributable to Polaris Inc. and Adjusted EPS attributable to Polaris Inc., respectively. The difference is the result of the exclusion of additional outstanding stock options and certain shares issued under the Omnibus Plan from the Diluted EPS attributable to Polaris Inc. calculation because their effect would have been anti-dilutive as a result of the Company's net loss during the first quarter of 2020.

NON-GAAP RECONCILIATION OF SEGMENT RESULTS
(In Millions), (Unaudited)
	Three months ended March 31,
SEGMENT GROSS PROFIT	2021	2020
ORV/Snow segment gross profit	$327.4	$201.7
No adjustment	—	—
Adjusted ORV/Snow segment gross profit	327.4	201.7

Motorcycles segment gross profit	8.0	(1.0)
Restructuring & realignment (1)	—	0.7
Adjusted Motorcycles segment gross profit	8.0	(0.3)

Global Adjacent Markets (GAM) segment gross profit	32.9	26.9
No adjustment	—	—
Adjusted GAM segment gross profit	32.9	26.9

Aftermarket segment gross profit	61.3	46.3
No adjustment	—	—
Adjusted Aftermarket segment gross profit	61.3	46.3

Boats segment gross profit	46.4	29.7
No adjustment	—	—
Boats segment gross profit	46.4	29.7

Corporate segment gross profit	4.5	(10.7)
Restructuring & realignment (1)	2.2	4.6
Adjusted Corporate segment gross profit	6.7	(6.1)

Total gross profit	480.5	292.9
Total adjustments	2.2	5.3
Adjusted total gross profit	$482.7	$298.2

(1) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation

NON-GAAP ADJUSTMENTS
First Quarter 2021 Results & Full Year Guidance

Restructuring and Realignment Costs

Polaris announced in 2017 that it was making changes to its network to consolidate production and distribution of like products and better leverage plant capacity and embarked on a multi-phase supply chain transformation initiative to continue to leverage its supply chain as a strategic asset. The Company is also executing certain corporate restructuring across the organization to increase efficiency and focus its business including the wind-down of the Rinker, Striper and Larson FX boat brands. For the first quarter of 2021, the Company has recorded combined costs totaling $2 million which was included as a NON-GAAP adjustment.

Intangible amortization related to acquisitions

The Company uses an adjusted net income metric which excludes intangible amortization from all historical business acquisitions. The Company believes this treatment provides transparency into the true, ongoing earnings performance of its business. For the first quarter of 2021, Polaris recorded $9 million of intangible amortization related to acquisitions as a NON-GAAP adjustment.

2021 Adjusted Guidance

2021 guidance excludes the pre-tax effect of supply chain transformation, restructuring and network realignment costs of approximately $5 million to $10 million, and approximately $5 million to $10 million for class action litigation-related expenses. Intangible amortization of approximately $35 million related to all acquisitions has also been excluded. The Company has not provided reconciliations of guidance for adjusted diluted net income per share, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include restructuring and realignment costs and acquisition integration costs that are difficult to predict in advance in order to include in a GAAP estimate.

Contacts

Investor Contact: Richard Edwards 763-513-3477
Media Contact: Jess Rogers 763-513-3445